UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 29, 2022

BOXLIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number 001-37564

Nevada	8211	46-4116523
(State of Incorporation)	(Primary Standard Industrial Classification Code Number.)	(IRS Employer Identification No.)

BOXLIGHT CORPORATION

1045 Progress Circle

Lawrenceville, Georgia 30043

(Address Of Principal Executive Offices) (Zip Code)

678-367-0809

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.0001 per share	BOXL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.   Entry into a Materially Definitive Agreement

As reported in its Form 8-K Current Report dated January 5, 2022, on December 31,  2021 Boxlight Corporation, a Nevada corporation (the “Company”) and substantially all of its direct and indirect subsidiaries (together with the Company, the “Loan Parties”), entered into a four year term loan credit facility (the “Credit Agreement”) with Whitehawk Capital Partners, LP, as collateral agent (the “Collateral Agent”), and  Whitehawk Finance LLC (the “Lender”). Pursuant to the terms of the Credit Agreement, the Company received from the Lender an initial term loan of $58.5 million (the “Term Loan”) on December 31, 2021, and availability of a subsequent delayed draw facility of up to $10 million, which delayed draw facility would be available to the Company assuming it maintained a sufficient borrowing base that is compliant with the Credit Agreement.

Following the Company’s receipt on March 29, 2022 of a Notice of Events of Default and Reservation of Rights (the “Notice”) described below, on April 4, 2022, the Company, the Lender and the Collateral Agent amended the Credit Agreement.  The principal elements of the amendment included (a) an extension of time for the Loan Parties to repay $8.5 million of the principal amount of the term loan from February 28, 2022 to February 28, 2023, and (b) forbearance on $3,500,000 of over advances to grant the Loan Parties until May 16, 2022 to allow the Company to come into compliance with the borrowing base requirements set forth in the Credit Agreement.  In such connection, the Loan Parties intend to obtain credit insurance on certain key customers whose principal offices are located in the European Union and Australia as their accounts owed to the Loan Parties were deemed ineligible for inclusion in the borrowing base calculation primarily due to the perceived inability of the Collateral Agent to enforce security interests on such accounts.

In addition, the Lender and Collateral Agent agreed to (i) reduce, through June 30, 2022, the minimum cash reserve requirement for the Loan Parties, (ii) reduce the interest rate by 50 basis points (to 9.75%) after delivery of the Loan Parties’ June 30, 2023 financial statements, subject to the Loan Parties maintaining 1.75 EBITDA coverage ratio, and (iii) waive all prior Events of Default under the Credit Agreement. In conjunction with the amendment to the Credit Agreement, the parties entered into an amended and restated fee letter (the “Fee Letter”) pursuant to which the parties agreed to prepayment premiums of (i) 5% for payments made on or before December 31, 2022, (ii) 4% for payments made between January 1, 2023 and December 31, 2023, and (iii) 2% for payments made between January 1, 2024 and December 31, 2025 a.  Furthermore, the parties agreed that no prepayment premiums would be payable with respect to the first $5.0 million paid under the Term Loan, any payments made in relation to the $8.5 million due on or before February 28, 2023, any required amortization payments under the Credit Agreement and any mandatory prepayments by way of ECF or casualty events.

The foregoing descriptions of the Amendment to the Credit Agreement, the Notice and the Fee Letter do not purport to describe all of the terms of such agreements and are qualified in their entirety by reference to such documents, which are filed as Exhibit 10.1, Exhibit 10.2 and 10.3 hereto and are incorporated herein by reference.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Item 1.01 above is incorporated herein by reference. On March 29, 2022, the Company received the Notice from the Collateral Agent, alleging, among other things, defaults as a result of (i) failure to repay $8.5 million of the facility by February 28, 2022, (ii) non-compliance with the borrowing base resulting in the Company being in an over advance position under the Credit Agreement, and (iii) failure to timely provide certain reports and documents.  As a result of the Notice, all accrued and unpaid interest owed under the Term Loan, became subject to a post-default interest rate equal to the highest interest rate allowed for under the Credit Agreement plus 2.50% until such time as the Events of Default are either waived or cured. As set forth in Item 1.01 above, following the Company’s receipt of the Notice and pursuant to amendment to the Credit Agreement, dated April 4, 2022, the Collateral Agent and Lender agreed to extend the terms of repayment of the $8.5 million originally due on February 28, 2022 until February 28, 2023 and waive and/or otherwise extend compliance with certain other terms of the Credit Agreement in order to allow the Loan Parties adequate time to comply with such terms.

Item 9.01Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Notice of Default and Reservation of Rights dated March 29, 2022, from Whitehawk Capital Partners, LP.

10.2	Amendment to Credit Agreement (including Exhibit A), dated April 4, 2022, between Boxlight Corporation, its subsidiaries, Whitehawk Capital Partners, LP and Whitehawk Finance LLC.

10.3	Amended and Restated Fee Letter, dated April 4, 2022, between Boxlight Corporation, its subsidiaries, Whitehawk Capital Partners, LP and Whitehawk Finance, LLC.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	April 4, 2022

BOXLIGHT CORPORATION

By:	/s/ Michael R. Pope
Name:	Michael Pope
Title:	Chief Executive Officer